For Immediate Release

Jones Soda Co., New Jersey Nets End Sponsorship Agreement

SEATTLE, Wash. – August 8, 2011 – Jones Soda Co. (NASDAQ: JSDA) and the New Jersey Nets today announced the two parties have agreed not to continue their sponsorship relationship, effective immediately. The former sponsorship had enabled Jones Soda to be the exclusive provider of carbonated beverages to the new Barclays Center in Brooklyn, per the sponsorship agreement signed in 2007.

“The Nets sponsorship was designed as an effort to raise the awareness level of the brand in the New York Metro and New Jersey markets in a way that was meaningful to fans and aligned with the active Jones Soda audience,” said Bill Meissner, Chief Executive Officer of Jones Soda Co. “Our primary goal right now is to allocate resources on growing Jones Soda distribution and awareness from coast-to-coast, and we have made great strides against this. We will miss the opportunity to align with the Nets and wish them well in the seasons ahead.”

The original contract was signed in 2007, making Jones Soda a Nets sponsor for the past four seasons. The two companies mutually released one another from the contract early.

“We enjoyed working with Jones Soda during the past few seasons in New Jersey,” said Nets Chief Executive Officer, Brett Yormark. “We wish Jones Soda great success in the future.”

About Jones Soda Co.
Headquartered in Seattle, Washington, Jones Soda Co.® (NASDAQ: JSDA), markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda® and WhoopAss Energy Drink® brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers.

About NETS Basketball

Currently based in East Rutherford, NJ, the NETS are a member of the National Basketball Association. The NETS will be relocating to the new 18,000-seat Barclays Center in Brooklyn, NY for the start of the 2012-13 NBA season.

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